                                                                     EXHIBIT 4.4


                      SECOND AMENDMENT TO THIRD AMENDED AND
                            RESTATED CREDIT AGREEMENT



         THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 30, 2000 (this "Amendment"), is by and among LASON, INC., a Delaware corporation (the "Company"), LASON CANADA COMPANY, a Nova Scotia unlimited liability company, and LASON U.K., LTD., a corporation organized under the laws of the United Kingdom (collectively with the Company, the "Borrowers"), the undersigned lenders (the "Lenders"), and BANK ONE, MICHIGAN, a Michigan banking corporation, as administrative agent (in such capacity, the "Agent") for the Lenders.


                                   WITNESSETH:

         WHEREAS, the Borrowers, certain lenders identified therein and the Agent are party to that certain Third Amended and Restated Credit Agreement, dated as of August 16, 1999, as amended by a First Amendment to Third Amended and Restated Credit Agreement dated as of August 25, 1999 (as amended, the "Agreement");

         WHEREAS, the parties wish to amend the Agreement; and

         NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       Amendments to Agreement.

         (a)      Section 1.1 shall be amended as follows:

                  (i) The definitions of "Applicable Margin", "Consolidated EBITDA", "Fixed Charge Coverage Ratio", "Leverage Ratio", "Payment Date" and "Security Documents" are restated as follows:

         "Applicable Margin" shall mean, at any time from and after the Effective Date, the applicable percentage (a) to be added to the Alternate Base Rate for purposes of determining the Floating Rate, (b) to be added to the Eurodollar Base Rate for purposes of determining the Eurodollar Rate, (c) to be added to the Eurocurrency Reference Rate for purposes of determining the Eurocurrency Rate, and (d) to be used in calculating the commitment fee pursuant to Section 2.5 and the issuance fee for Facility Letters of Credit pursuant to
Section 2.2.6, in each case as determined under the following matrix with reference to the Leverage Ratio:




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


                                                                    Applicable Margin
                                                                     Percentage for
                                             Applicable Margin      Eurodollar Loans
                                               Percentage for       and Eurocurrency       Applicable Margin
                                               Floating Rate        Loans and Facility       Percentage for
              Leverage Ratio                       Loans             Letters of Credit       Commitment Fee
              --------------                       -----             -----------------       --------------
   I.   Greater than or equal to 3.0 to            1.00%                    2.50%               .50%
        1.0

   II.  Greater than or equal to 2.5 to
        1.0  but less than 3.0 to 1.0              0.50%                    2.00%               .45%

   III. Greater than or equal to 2.0 to
        1.0 but less than 2.5 to 1.0               0.25%                    1.75%               .40%

   IV.  Greater than or equal to 1.5 to
        1.0 but less than 2.0 to 1.0               0.00%                    1.50%               .35%

   V.   Less than 1.50 to 1.0                      0.00%                    1.25%               .25%


On each Adjustment Date (as hereinafter defined), the Applicable Margin for all Loans and the commitment fee shall be adjusted effective as of such date (based upon the calculation of the Leverage Ratio as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Company shall have failed to deliver the financial statements and a Compliance Certificate as required by Section 6.1(a) or Section 6.1(b), as the case may be, and Section 6.2(a), or if at any time a Default or Event of Default shall have occurred and be continuing, then at the election of the Required Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of occurrence of such Default or Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Default or Event of Default cured or waived, as the case may be), the Applicable Margin for Floating Rate Loans shall be set at 1.25%, the Applicable Margin for Eurodollar Loans, Eurocurrency Loans and Facility Letters of Credit shall be set at 2.75% and the Applicable Margin for commitment fees shall be set at 0.50%. (notwithstanding the actual Leverage Ratio). For purposes of this definition, "Adjustment Date" shall mean, (i) with respect to any fiscal period of the Company beginning with the fiscal quarter ending December 31, 1999, the fifth (5th) day (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery by the Company in accordance with Section 6.1(a) or
Section 6.1(b), as the case may be, of financial statements and a Compliance Certificate as of the end of and for such fiscal period and (ii) on the effective date of any Permitted Acquisition.

Notwithstanding the foregoing and notwithstanding the actual Leverage Ratio, during the period from the Second Amendment Effective Date to and including the first Adjustment Date after the date upon which the Company issues unsecured Subordinated Indebtedness acceptable to the Required Lenders and the Agent in an amount not less than $75,000,000, the Applicable Margin for Floating Rate Loans shall be set at 1.25%, the Applicable Margin for Eurodollar Loans, Eurocurrency Loans and Facility Letters



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


of Credit shall be set at 2.75% and the Applicable Margin for commitment fees shall be set at 0.50%.

                  "Consolidated EBITDA" shall mean, for any period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation and amortization of intangible assets, all to the extent taken into account in the calculation of Consolidated Net Income for such period, minus
(iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets) and other noncash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period.

                  "Fixed Charge Coverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA, plus Rent Expense and Operating Lease Expense, minus Capital Expenditures for the period of four consecutive fiscal quarters then ending (except for (a) the fiscal quarter ending March 31, 2000, such amounts shall be calculated for the fiscal quarter then ending, (b) the fiscal quarter ending June 30, 2000, such amounts shall be calculated for the two consecutive fiscal quarters then ending and (c) the fiscal quarter ending September 30, 2000, such amounts shall be calculated for the three fiscal quarters then ending) to (ii) Consolidated Fixed Charges for such period.

                  "Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending; provided, however, the amount calculated under this clause (ii) for (a) the fiscal quarter ending March 31, 2000 shall be equal to the Consolidated EBITDA for the fiscal quarter ending March 31, 2000 times four (4), (b) the fiscal quarter ending June 30, 2000 shall be equal to the Consolidated EBITDA for the two consecutive fiscal quarters ending June 30, 2000 times two (2) and
(c) the fiscal quarter ending September 30, 2000 shall be equal to the Consolidated EBITDA for the three consecutive fiscal quarters ending September 30, 2000 times four-thirds (4/3).

                  "Payment Date" means the last Business Day of each month, until after the date the Company issues unsecured Subordinated Indebtedness acceptable to the Required Lenders and the Agent in an amount not less than $75,000,000, and then "Payment Date" means the last Business Day of each March, June, September and December.

                  "Security Documents" means, collectively, the Security Agreements, the Pledge Agreements, the Mortgages and all other agreements granting a Lien in favor of the Agent securing the Secured Obligations, as any of the foregoing may be amended or modified from time to time.


                  (ii) The following new definitions are hereby added in appropriate alphabetical order:

                  "Default" means any Event of Default or any event or condition which would become an Event of Default with notice or passage of time or both.

                  "Mortgages" means each mortgage, deed of trust or similar agreement granting a Lien on real property entered into by the Company or any Guarantor for the benefit of the Agent to secure the Secured Obligations pursuant to this Agreement and in form and substance satisfactory to the Agent, as amended or modified from time to time.

                  "Net Cash Proceeds" means, without duplication (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance



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claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Agent to secure the Secured Obligations) and other customary fees and expenses actually incurred in connection therewith, taxes paid or reasonably estimated to be payable as a result thereof, and any cash reserves required to be maintained for liabilities associated with the sale (provided that such cash reserves shall become Net Cash Proceeds when no longer required to be held as reserves), and
(b) in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

                  "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Hedge Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement.

                  "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

                  "Second Amendment Effective Date" shall mean March 30, 2000.

                  "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Hedging Obligations of the Company or any of its Subsidiaries owing to one or more Lenders or their Affiliates.

                  "Security Agreement" means each security agreement, pledge agreement, pledge and security agreement or similar agreement entered into by the Company or any Guarantor for the benefit of the Agent to secure the Secured Obligations pursuant to this Agreement, in form and substance acceptable to the Agent, as amended or modified from time to time.

                  "Senior Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Debt less any Subordinated Indebtedness as of such date to (ii) Consolidated EBITDA for the period of four
(4) consecutive fiscal quarters then ending; provided, however, the amount calculated under this clause (ii) for the fiscal quarter ending September 30, 2000 shall be equal to the Consolidated EBITDA for the three consecutive fiscal quarters ending September 30, 2000 times four-thirds (4/3).

                  "Subordinated Indebtedness" is defined in Section 8.2(iv).


         (b) New Sections 2.7.3 and 2.7.4 are added to the Agreement as follows:

2.7.3 Mandatory Prepayment of the Term Loan. In addition to all other payments of the Term Loan required hereunder, the Company shall prepay the Term Loan by an amount equal to:



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


         (i) a percentage (determined below) of all Net Cash Proceeds, payable upon receipt of such Net Cash Proceeds, from any sale or other disposition of any assets (exclusive of asset sales permitted by Sections 8.4(i), (ii), (iii) or (iv)), such percentage determined as follows: (a) if at the time of the receipt of such Net Cash Proceeds, the aggregate amount of cash on hand of the Company and the amount of Revolving Credit Loans that could be but is not borrowed under Section 2.1(a) or (b) is less than or equal to $15,000,000 on a pro forma basis acceptable to Agent after giving effect to the receipt of such Net Cash Proceeds, such percentage shall be 0% and the Net Cash Proceeds may be retained by the Company; (b) if at the time of the receipt of such Net Cash Proceeds, the aggregate amount of cash on hand of the Company and the amount of Revolving Credit Loans that could be but is not borrowed under Section 2.1(a) or
(b) is greater than $15,000,000 but less than or equal to $25,000,000 on a pro forma basis acceptable to Agent after giving effect to the receipt of such Net Cash Proceeds, such percentage shall be 50%; and (c) if at the time of the receipt of such Net Cash Proceeds, the aggregate amount of cash on hand of the Company and the amount of Revolving Credit Loans that could be but is not borrowed under Section 2.1(a) or (b) is greater than $25,000,000 on a pro forma basis acceptable to Agent after giving effect to the receipt of such Net Cash Proceeds, such percentage shall be 100%. Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing at the time of the receipt of such Net Cash Proceeds, such percentage shall be 100%.

         (ii) 100% of the Net Cash Proceeds in excess of $50,000,000 in the aggregate received after the Second Amendment Effective Date from any capital contribution to the Company or the issuance of any Capital Stock of the Company or any of its Subsidiaries (excluding the issuance of any Capital Stock of any Subsidiaries to the Company or to a Wholly Owned Subsidiary) or from the issuance of any Subordinated Indebtedness (whether in one or a series of issuances), payable promptly upon receipt thereof.

         (iii) All prepayments under this Section 2.7.3 shall be applied to installments on the Term Loan in the inverse order of maturity,

2.7.4 Mandatory Prepayment of the Revolving Credit Loan. In addition to all other payments of the Revolving Credit Loans required hereunder, the Company shall prepay the Revolving Credit Loans by an amount equal to 100% of the Net Cash Proceeds of the first $50,000,000 in the aggregate received after the Second Amendment Effective Date from any capital contribution to the Company or the issuance of any Capital Stock of the Company or any of its Subsidiaries (excluding the issuance of any Capital Stock of any Subsidiaries to the Company or to a Wholly Owned Subsidiary) or from the issuance of any Subordinated Indebtedness (whether in one or a series of issuances), payable promptly upon receipt thereof, which prepayments shall not reduce the Revolving Credit Commitments.


         (c)   The fourth sentence of Section 2.14 is restated as follows:
"Interest accrued on each Eurodollar Advance and Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period and, until after the date the Company issues unsecured Subordinated Indebtedness acceptable to the Required Lenders and the Agent in an amount not less than $75,000,000, on the last day of each one-month interval during such Interest Period.


         (d)   Section 2.24 is restated as follows:



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2.24   Collateral Security; Further Assistance.

                           As security for the payment of the Secured
                  Obligations, the Company shall grant or cause to be granted to the Agent, for the ratable benefit of the Lenders, a Lien on and security interest in all of the following, whether now or hereafter existing or acquired, and all proceeds thereof, all as more specifically described in the Security Documents: (a) all Property of the Company and of the Guarantors, whether now owned or hereafter acquired, provided that (i) the Liens on the Capital Stock of Foreign Subsidiaries shall be limited to 65% of the Capital Stock of each present and future Foreign Subsidiary and (ii) the Agent may in its discretion exclude other Property from this definition of Collateral which is not material in the aggregate and (b) all Property of each Foreign Subsidiary to the extent permitted by applicable law and not cost prohibitive as determined by the Agent, and which shall secure only the Secured Obligations owing by such Foreign Subsidiary; provided, that, the Company shall not be required to grant or cause to be granted the pledge of any Capital Stock of any Inactive Subsidiaries or the pledge of any Capital Stock of any Foreign Subsidiary which is prohibited by the laws of the jurisdiction of such Foreign Subsidiary (all of the foregoing Property defined herein as the "Collateral"). The Company will, and will cause each Subsidiary to, promptly
                  (i) execute and deliver additional Security Documents, within 5 days after request therefor by the Agent, sufficient to grant to the Agent liens and security interests, securing the Secured Obligations, in any present or after acquired Collateral, and (ii) cause each Person becoming a Domestic Subsidiary of the Company from time to time which is required to be a Guarantor as described in the definition of Guarantor to execute and deliver to the Lenders and the Agent, on the date such Person becomes a Subsidiary, a Guaranty and other Security Documents, together with other related documents described in Article IV sufficient to grant to the Agent for the benefit of the Lenders and the Agent liens and security interests in all Collateral securing the Secured Obligations. The Company shall notify the Agent, within 2 days after the occurrence thereof, of the acquisition of any Collateral that is not subject to the existing Security Documents, and any other event or condition, other than the passage of time, that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Agent with respect to all Collateral pursuant to the Security Documents, including without limitation delivering the originals of all promissory notes and other instruments to the Agent and delivering the originals of all stock certificates or other certificates evidencing any Capital Stock which is Collateral at any time. Additionally, without limiting the foregoing, the Company agrees to deliver such environmental reports as reasonably required by the Agent in connection with any real property and provide such other documentation to the Agent, including, without limitation, articles of incorporation, by-laws, resolutions and opinions of counsel, which in the opinion of the Agent is necessary or advisable in connection with Security Documents and Guaranties. At all times on and after the date requested by the Agent in its discretion, the Borrowers and the Guarantors shall direct all customers and other account debtors to make all payments in connection with any obligations to any Borrower or Guarantor directly to a lock-box account, which account shall be a non-interest bearing account over which the Agent shall have the power of application and withdrawal, and all amounts received in such lock-box account shall be applied to the Secured Obligations on such terms required by the Agent, and the Borrowers and the Guarantors shall promptly execute such lock-box agreements, dominion of funds agreements and related agreements in connection therewith, each in form and substance



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


satisfactory to the Agent.



         (e) Section 2.26(a)(iv) is amended by deleting reference therein to "$250,000,000" and substituting "$185,000,000" in place thereof.


         (f) Section 5.12 is amended by adding the following to the end thereof:
"The Security Documents grant to the Agent, securing the Secured Obligations, a first priority, enforceable and perfected lien and security interest does not void or voidable in all Collateral, subject only to such Liens permitted by
Section 8.13".


         (g) Section 6.1(b) is amended by adding the following to the end of clause (z) thereof "and a report by such accountants in form and scope satisfactory to the Agent reporting on the Compliance Certificate of the Company for such fiscal year end."


         (h) Section 6.2(b) is amended by adding the following to the end thereof: "; and together with an auditors' report reviewing such operating budget in form and scope satisfactory to the Agent (which report shall include, without limitation, the auditors' review of the scheduled earn out payments for the 2000 fiscal year and the 2001 fiscal year of the Company and an analysis of the projected payments relative to projected business unit performance);"


         (i) Section 6.2 is further amended by redesignating clause (f) thereof as clause (h) and adding the following new Section 6.2(f) and (g):

             (f) As soon as available and in any event within 30 days after the end of each month, consolidated monthly statements of income and cash flow of the Company and its Subsidiaries as of the end of such month, in form and detail acceptable to the Agent;

             (g) As soon as available and in any event within 15 days prior to the end of each fiscal quarter, a liquidity plan for such quarter in form and detail satisfactory to the Agent, which plan shall include, without limitation, a projected quarterly cash flow forecast and earn out payments required to be made by the Company and its Subsidiaries and an analysis of such earn out payments to be made during such period with a reconciliation of the projected earn out payments to the Subsidiary's or business unit's performance that was acquired in connection with the related Acquisition; and


         (j) Section 6.2(f) is amended by adding the following to the end thereof: "Without limiting the foregoing, the Agent may conduct annual collateral field examinations (and may conduct additional collateral field examinations upon the occurrence and during the continuance of any Event of Default), at the Company's expense, and it is acknowledged and agreed that an initial collateral field examination will be conducted as soon as practical after the Second Amendment Effective Date, provided that after such initial collateral audit the Required Lenders may waive the requirement of an annual collateral field audit in its discretion. Additionally, upon the request of the Agent, the Company agrees, at the expense of the Company, to promptly retain the services of a consulting firm chosen by the Company and satisfactory to



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


the Required Lenders, with the scope of the work of such consulting firm to be determined by the Company and satisfactory to the Required Lenders."


         (k)      Section 6.8 is restated as follows:

                  6.8 Permitted Acquisitions. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries may make any Acquisition at any time without the prior written consent of the Required Lenders.


         (l)      Section 6.12 is restated as follows:

                  6.12 Interest Rate Protection Agreements. On or before September 30, 2000, the Company will enter into and maintain interest rate swaps, rate caps or other similar transactions with any Lender for the purpose of fixing the interest rate payable on the Term Loan in an amount, if any, reasonably acceptable to the Agent and for a term of not less than three years, all on terms acceptable to the Agent.


         (m) Section 7.1 shall be amended and restated in its entirety to read as follows:

                  7.1 Leverage Ratio. The Company will not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than (i) during the period from the Effective Date to and including June 29, 2000, 4.0 to 1.0, (ii) during the period from and including June 30, 2000 to and including September 29, 2000, 3.75 to 1.0, (iii) during the period from and including September 30, 2000 to and including December 30, 2000, 3.5 to 1.0, (iv) during the period from and including December 31, 2000 to and including June 29, 2001, 3.25 to 1.0, (v) during the period from and including June 30, 2001 to and including December 30, 2001, 3.0 to 1.0., or (vi) at any time thereafter, 2.75 to 1.0.


         (n) Section 7.3 shall be amended and restated in its entirety to read as follows:

                  7.3 Minimum Consolidated Net Worth. The Company will not permit Consolidated Net Worth to be less than the sum of (i) $400,000,000, plus
(ii) 50% of the aggregate of Consolidated Net Income for each fiscal quarter, commencing with the fiscal quarter ending March 31, 2000 (provided that Consolidated Net Income for any such fiscal quarter shall be taken into account for purposes of this calculation only if positive), plus (iii) 100% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, resulting from the issuance of equity securities (including pursuant to the exercise of options, rights or warrants or pursuant to the conversion of convertible securities) or other Capital Stock after the Effective Date, plus (iv) 100% of the Net Cash Proceeds from any Equity Issuance after the Effective Date.


         (o)      A new Section 7.4 shall be added as follows:

                  7.4 Senior Leverage Ratio. The Company will not permit the Senior Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2000, to be greater than 2.75 to 1.0.


         (p)      A new Section 7.5 shall be added as follows:

                  7.5 Minimum EBITDA. The Company will not permit Consolidated EBITDA to be less than (i) $20,500,000 for the fiscal quarter ending March 31, 2000, (ii) $45,000,000 for the two consecutive fiscal quarters ending June 30, 2000, (iii) $73,500,000 for the three consecutive fiscal quarters ending September 30, 2000, or (iv) $106,000,000 for the four consecutive fiscal quarters ending December 31, 2000.


         (q)      Section 8.1 is restated as follows:

                  8.1. Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind-up or dissolve or enter into any consolidation, merger or other combination, or to agree to do any of the foregoing; provided, however, that any Inactive Subsidiary may be liquidated, wound up or dissolved.


         (r) Section 8.2(iv) is amended by deleting reference therein to "10%" and substituting "25%" in place thereof.


         (s)      Clause (ix) of Section 8.2 is restated as follows:

                  (ix) Unsecured Indebtedness of the Company or any Subsidiary (including without limitation Seller Notes) in an aggregate amount at any time of up to $30,000,000; and


         (t) Section 8.4 shall be amended by adding the following to the end of clause (iv): "and such sale, lease or other disposition is not from the Company or any Guarantor to a Foreign Subsidiary Borrower" and adding the following new clause (v) at the end thereof to read as follows:

                  (v) subject to Section 2.7.3, the sale or other disposition of other assets which in the aggregate do not have a fair market value in excess of $25,000,000.

         (u) Section 8.5 is amended by deleting clauses (vi) and (vii) thereof.

         (v)      Section 9.1 is amended by deleting the period at the end of
Section 9.1(o) and replacing it with ";" and adding a new Section 9.1(p) to read as follows:

                  (p) The Company shall fail to issue unsecured Subordinated Indebtedness acceptable to the Required Lenders and the Agent in an amount equal to or greater than $75,000,000 on or before September 30, 2000 or shall fail to sell assets, which assets have been designated by the Company for sale prior to the Second Amendment Effective Date, which result in Net Cash Proceeds received by the Company of not less than $12,500,000 on or before March 31, 2001.

         (w) Section 12.1 is amended by adding the following to the end thereof: "The Company shall



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


further reimburse the Agent and each Lender for all fees, costs and expenses of any advisors or consultants retained by the Agent in connection with this Agreement."

         (x) Notwithstanding anything in Section 2.26 or elsewhere in the Agreement or herein to the contrary, the Total Revolving Credit Commitments are increased (with Bank One, Michigan being the only Lender increasing its Dollar Revolving Credit Commitment) as described on Schedule 1.1(a) and Schedule 1.1(a) to the Agreement is replaced with Schedule 1.1(a) attached hereto and all Commitments of the Lenders are modified as described on Schedule 1.1(a).



         2. Conditions Precedent. This Amendment shall become effective as of the date first above written when each of the following has been satisfied:

         (a) Counterparts of this Amendment duly executed by each Borrower and the Required Lenders, and each Guarantor shall have executed the consent and agreement hereto.

         (b) Payment of an amendment fee to the Agent for the benefit of each Lender signing this Amendment on or before March 30, 2000 in an amount equal to
25.0 basis points of each such Lender's Commitment existing immediately prior to the Second Amendment Effective Date and equal to 50.0 basis points of the amount of the increase, if any, in such Lender's Commitment implemented by this Amendment.

         (c) Copies, certified by the Secretary or Assistant Secretary of each Borrower and Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Security Documents to be executed in connection herewith to which the Company or Guarantor, as applicable, is a party.

         (d) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower and Guarantor authorized to sign this Amendment and all Security Documents to be executed in connection herewith to which the Company and each Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower and such Guarantor.

         (e) A written opinion of the Borrowers' and Guarantors' counsel, addressed to the Agent and Lenders and in form and substance satisfactory to the Agent.

         (f) Executed copies of all Security Documents and other documents in connection therewith requested by the Agent, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by the Agent, provided that any Mortgages, mortgagee title insurance, surveys and environmental reports may be delivered within 30 days of the date hereof (and the parties hereto acknowledge and agree that the failure to deliver the signed Mortgages on all owned real property of the Company and the Guarantors and the related mortgagee title insurance, surveys and environmental reports within 30 days of the date hereof shall be an Event of Default under the Agreement) and certain other items may be delivered within 10 days of the date hereof pursuant to the terms of any post closing letter agreement approved by the Agent.

         (g) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by the Agent, including without limitation a solvency certificate of the Company, payoff and termination letters in connection with the refunding hereunder of the existing credit facility of Bank One, Michigan outside of the Agreement with the increase in the Revolving Credit Commitment of Bank One, Michigan, a reliance letter from the auditors and accountants for the Company and such evidence of the perfection and priority of all liens and security interests as required by the Agent, all of which shall be satisfactory to the Agent and its counsel to the extent required by the Agent.


         3. Representations and Warranties. In order to induce the Lenders and the Agent to enter into this Amendment, each Borrower represents and warrants that:

               3.1. The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of its charter or by-laws or operating agreement, as applicable, or of any contract or undertaking to which it is a party or by which it or its property is or may be bound or affected.

               3.2. This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Amendment.

               3.3. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

               3.4. After giving effect to the amendments contained herein, the representations and warranties contained in Article V of the Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.


         4. Ratification. The Agreement, as amended hereby, and the other Credit Documents shall remain in full force and effect and are hereby ratified, approved and confirmed in all respects. Each Borrower acknowledges and agrees that it has no set-off, counterclaim, defense or other claim or dispute under the Agreement or any other Credit Document.


         5. Reference to Agreement. Upon and after the date this Amendment becomes effective, all references to the Agreement in the Agreement and any and all other agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.


         6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Effective Date.

                                   LASON, INC.

                                   By:

                                   Title:


                                   LASON CANADA COMPANY

                                   By:

                                   Title:

                                   LASON U.K., LTD.

                                   By:

                                   Title:


                                   BANK ONE, MICHIGAN, AS AGENT AND AS A LENDER

                                   By:

                                   Title:


                                   COMERICA BANK

                                   By:

                                   Title:


                                   CREDIT LYONNAIS-CHICAGO BRANCH

                                   By:

                                   Title:


                                   NATIONAL CITY BANK

                                   By:

                                   Title:

                                   ABN AMRO BANK N.V.

                                   By:

                                   Title:

                                   And By:

                                   Title:

                                   BANKBOSTON, N.A.

                                   By:

                                   Title:


                                   MICHIGAN NATIONAL BANK

                                   By:

                                   Title:


                                   UNION BANK OF CALIFORNIA, N. A.

                                   By:
                                   Title:


                                   THE FUJI BANK LIMITED

                                   By:

                                   Title:


                                   THE CHASE MANHATTAN BANK

                                   By:

                                   Title:


                                   MELLON BANK, N.A.

                                   By:

                                   Title:

                                   FLEET NATIONAL BANK

                                   By:

                                   Title:


                                   BARCLAYS BANK PLC
                                   NEW YORK BRANCH

                                   By:

                                   Title:

                              CONSENT AND AGREEMENT


                  As of the date and year first above written, each of the undersigned hereby:

                  (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated hereby and agrees to all terms and provisions of the above Amendment applicable to it;

                  (b) agrees that each Guaranty, Security Document and all other agreements executed by any of the undersigned in connection with the Agreement or otherwise in favor of the Agent or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect to any Guarantor Document; and

                  (c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.


                                     LASON SERVICES, INC.

                                     By:

                                     Title:

                                     LASON SYSTEMS, INC.

                                     By:

                                     Title:

                                     LASON INTERNATIONAL, INC.

                                     By:

                                     Title:



                                      -15-